For Immediate Release

Contacts:	Steve Gaut, Public Relations
404-828-8787
Joe Wilkins, Investor Relations
404-828-8209

UPS REPORTS RECORD 1Q EPS

•	1Q Earnings per Share Increases 13% to $1.27

•	International Operating Profit Jumps 15%

•	U.S. Domestic Expands Operating Margin as Cost per Unit Drops 1.9%

•	Revenue Growth Slowed by Changes in Fuel and Currency

•	Affirms Full-Year 2016 EPS Guidance of $5.70 to $5.90

ATLANTA, Apr. 28, 2016 - UPS (NYSE:UPS) today announced first-quarter 2016 diluted earnings per share of $1.27, a 13% increase over the same period last year. The company achieved record first quarter results driven by both the U.S. Domestic and International small package segments. International operating profit increased 15% to $574 million. U.S. Domestic operating margin expanded on solid revenue growth and reduced per unit costs from productivity gains.

Total revenue was $14.4 billion, up 3.2% over the same quarter last year. Revenue growth was slowed by lower fuel surcharges and currency exchange rates. On a currency-neutral basis, revenue increased 3.7%. Lower fuel surcharge rates reduced revenue growth by approximately 150 basis points.

“We continue to execute well in all areas of our long-term enterprise strategy,” said David Abney, UPS chairman and CEO. “The combination of revenue growth and benefits from our accelerated investments generated strong financial results in the quarter.”

Cash Flow

For the three months ended Mar. 31, UPS generated $2.7 billion in cash from operations, and $2.2 billion in free cash flow. The company paid dividends of about $670 million, an increase of 6.8% per share over the same quarter in 2015. UPS also repurchased 6.8 million shares for approximately $680 million.

U.S. Domestic Package

U.S. Domestic operating profit increased 7.6% to $1.1 billion, and operating margin expanded 50 basis points to 12.1%. Productivity improvements bolstered by technology, combined with lower fuel cost resulted in a 1.9% reduction in cost per unit compared to the same quarter in 2015.

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Total revenue increased 3.1% over the first quarter of 2015, to $9.1 billion. Average daily package volume increased 2.8% with Ground products up 3.3% and Next Day Air up 3.0%. High demand from ecommerce shippers contributed to fast growth in business-to-consumer (B2C) deliveries this quarter.

Revenue per package declined by 1.3% as base rate improvements were offset by lower fuel surcharges and changes in product and customer mix. Fuel surcharge rates reduced yield growth by 120 basis points.

International Package

International operating profit jumped more than 15% to $574 million during the quarter, with improved performance from all regions. Disciplined pricing combined with network efficiency gains contributed to the increase in profitability.

Revenue was down 1.9%, however on a currency-neutral basis it was flat to the prior year. Lower fuel surcharges reduced revenue by approximately 200 basis points. Daily Export shipments increased slightly, as growth out of Asia and Europe offset declines in U.S. exports. Shipment growth from middle-market customers outpaced enterprise accounts during the quarter.

Total revenue per package increased 1.6% on a currency-neutral basis. Solid base rate improvements across all regions were reduced by changes in fuel surcharge rates. Premium products grew faster than non-premium during the quarter.

Supply Chain & Freight

Supply Chain and Freight revenue increased by more than 10% to $2.4 billion. This was mainly due to the acquisition of Coyote Logistics in the third quarter of last year. Operating profit was better than anticipated, but slightly less than last year. Weak market conditions in the Air Freight Forwarding and LTL markets weighed on top line growth.

The Forwarding business expanded operating margins through a focus on revenue quality and operating cost reductions. The asset-light, truckload brokerage business is performing well, even in a market that remains soft.

UPS Freight LTL revenue per hundredweight increased 2.1% over the same period last year. Total tonnage remains challenged by the current market conditions. The business unit remains focused on disciplined revenue management.

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Outlook

“Revenue management actions and improved network efficiencies are driving substantial operating profit growth,” said Richard Peretz, UPS chief financial officer. “We expect this momentum to continue, and therefore reaffirm our guidance for 2016 full-year diluted earnings per share of $5.70 to $5.90, an increase of 5% to 9% over adjusted 2015 results.”

Conference Call Information:
UPS CEO David Abney and CFO Richard Peretz will discuss first quarter results with investors and analysts during a conference call at 8:30 a.m. ET, April 28, 2016. That call is open to listeners through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.”

About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at ups.com® and its corporate blog can be found at Longitudes.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.

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We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures, including, as applicable, "as adjusted" operating profit, operating margin, pre-tax income, net income and earnings per share. The equivalent measures determined in accordance with GAAP are also referred to as "reported" or "unadjusted.” Additionally, we disclose free cash flow as well as revenue and revenue per piece growth adjusted for the impact of foreign currency. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plans.
Free cash flow is defined as net cash from operations less capital expenditures, proceeds from disposals of property, plant and equipment, net change in finance receivables and other investing activities. We believe this metric is an important indicator of how much cash is generated by regular business operations and we use it as a measure of cash available to meet debt obligations and return cash to shareowners.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP revenue, operating profit, operating margin, income before taxes, net income, earnings per share and cash flow from operations, which are the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the preceding reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, changes in the fact or assumptions underlying our health and pension benefit funding obligations, negotiation and ratification of labor contracts, strikes, work stoppages and slowdowns, changes in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

United Parcel Service, Inc.
Selected Financial Data - First Quarter
(unaudited)

	Three Months Ended
	March 31,		Change
	2016	2015	$	%
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$9,084	$8,814	$270	3.1%
International Package	2,914	2,970	(56)	(1.9)%
Supply Chain & Freight	2,420	2,193	227	10.4%
Total revenue	14,418	13,977	441	3.2%

Operating expenses:
Compensation and benefits	7,853	7,564	289	3.8%
Other	4,742	4,740	2	0.0%
Total operating expenses	12,595	12,304	291	2.4%

Operating profit:
U.S. Domestic Package	1,102	1,024	78	7.6%
International Package	574	498	76	15.3%
Supply Chain & Freight	147	151	(4)	(2.6)%
Total operating profit	1,823	1,673	150	9.0%

Other income (expense):
Investment income	17	4	13	NA
Interest expense	(93)	(87)	(6)	6.9%
Total other income (expense)	(76)	(83)	7	(8.4)%

Income before income taxes	1,747	1,590	157	9.9%

Income tax expense	616	564	52	9.2%

Net income	$1,131	$1,026	$105	10.2%

Net income as a percentage of revenue	7.8%	7.3%

Per share amounts:
Basic earnings per share	$1.27	$1.13	$0.14	12.4%
Diluted earnings per share	$1.27	$1.12	$0.15	13.4%

Weighted-average shares outstanding:
Basic	889	906	(17)	(1.9)%
Diluted	894	913	(19)	(2.1)%

United Parcel Service, Inc.
Selected Operating Data - First Quarter
(unaudited)

	Three Months Ended
	March 31,		Change
	2016	2015	$ / #	%

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$1,575	$1,557	$18	1.2%
Deferred	915	896	19	2.1%
Ground	6,594	6,361	233	3.7%
Total U.S. Domestic Package	9,084	8,814	270	3.1%
International Package:
Domestic	574	605	(31)	(5.1)%
Export	2,203	2,200	3	0.1%
Cargo and Other	137	165	(28)	(17.0)%
Total International Package	2,914	2,970	(56)	(1.9)%
Supply Chain & Freight:
Forwarding and Logistics	1,586	1,330	256	19.2%
Freight	656	710	(54)	(7.6)%
Other	178	153	25	16.3%
Total Supply Chain & Freight	2,420	2,193	227	10.4%
Consolidated	$14,418	$13,977	$441	3.2%

Consolidated volume (in millions)	1,141	1,101	40	3.6%

Operating weekdays	64	63	1	1.6%

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,266	1,229	37	3.0%
Deferred	1,196	1,218	(22)	(1.8)%
Ground	12,725	12,321	404	3.3%
Total U.S. Domestic Package	15,187	14,768	419	2.8%
International Package:
Domestic	1,517	1,577	(60)	(3.8)%
Export	1,130	1,125	5	0.4%
Total International Package	2,647	2,702	(55)	(2.0)%
Consolidated	17,834	17,470	364	2.1%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$19.44	$20.11	$(0.67)	(3.3)%
Deferred	11.95	11.68	0.27	2.3%
Ground	8.10	8.19	(0.09)	(1.1)%
Total U.S. Domestic Package	9.35	9.47	(0.12)	(1.3)%
International Package:
Domestic	5.91	6.09	(0.18)	(3.0)%
Export	30.46	31.04	(0.58)	(1.9)%
Total International Package	16.39	16.48	(0.09)	(0.5)%
Consolidated	$10.39	$10.56	$(0.17)	(1.6)%

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Reconciliation of Free Cash Flow
(unaudited)

Preliminary
Year-to-Date
(amounts in millions)	March 31,
Net cash from operations	$2,670
Capital expenditures	(427)
Proceeds from disposals of PP&E	3
Net change in finance receivables	(20)
Other investing activities	(33)
Free cash flow	$2,193

Amounts are subject to reclassification.